Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, JP Sailing Capital Ltd and Jianping Huang agree that the Schedule 13G relating to the Common Stock, $0.001 par value per share, of NextCure, Inc. (CUSIP No. 65343E207), and any amendments thereto, shall be filed jointly on behalf of each of them.

Each undersigned is responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such undersigned contained therein. Neither undersigned is responsible for the completeness or accuracy of the information concerning the other undersigned, unless such undersigned knows or has reason to believe that such information is inaccurate.

This agreement shall be included as an exhibit to the Schedule 13G. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

Date: ____________________

JP Sailing Capital Ltd

By: ____________________
Name: Jianping Huang
Title: Director

Jianping Huang

Signature: ____________________